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                                                                    EXHIBIT 99.1


                ALTERA AGREES TO SELL WAFERTECH INTEREST TO TSMC

     SAN JOSE, CALIF., December 14, 2000--Altera Corporation (Nasdaq: ALTR) today announced that it has entered into an agreement to sell its 23% equity ownership interest in WaferTech, LLC, to Taiwan Semiconductor Manufacturing Company (TSMC) for $350 million cash. Altera expects to close the transaction by the end of the year and to record a one-time pre-tax gain of approximately $170 million in the quarter ending December 31, 2000.

     WaferTech was founded in 1996 as a joint venture company with TSMC and several other partners to build and operate a wafer manufacturing plant in Camas, Washington.

     TSMC, one of the world's leading independent semiconductor foundries, will remain Altera's strategic manufacturing partner. TSMC has been the largest source of wafers for Altera, and Altera expects that TSMC, including the Camas foundry, will continue to supply a significant portion of Altera's wafer needs for the foreseeable future.

     "Our unique relationship with TSMC represents one of the most important elements behind our success. We are confident that TSMC's advanced manufacturing technology and superb operating performance will generate continued benefits for our customers," said Denis Berlan, executive vice president and chief operating officer.

SAFE HARBOR

     This press release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as "will," or "expects", or words that imply a future state.

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Forward-looking statements in this press release include statements regarding the amount of the expected pre-tax gain, TSMC's future wafer supply and expected benefits of TSMC's technology and performance. Investors are cautioned that all forward-looking statements in the release involve risks and uncertainty, including without limitation the risks that the final calculation of the one-time gain may vary from the current estimate or that output from TSMC may not meet the company's expectations. Please refer to the company's Securities and Exchange Commission filings, copies of which are available from the company without charge.

ABOUT ALTERA

     Altera Corporation, The Programmable Solutions Company(R), was founded in 1983 and is a leading supplier of programmable logic devices (PLDs). Altera's CMOS-based PLDs are user-programmable semiconductor chips that enhance flexibility and reduce time-to-market for companies in the communications, computer peripheral, and industrial markets. By using high performance devices, software development tools, and sophisticated intellectual property cores, system-on-a-programmable-chip (SOPC) solutions can be created with embedded processors, memory, and other complex logic together on a single PLD. Altera common stock is traded on the Nasdaq Stock Market under the symbol ALTR. More information on Altera is available on the Internet at http://www.altera.com.

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